Exhibit 99.2

April 12, 2023

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Real Estate and Construction

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Ms. Sonia Bednarowski / Mr. John Dana Brown
Re:	Spirits Capital Corporation.
Amendment No. 2 to Draft Offering Statement on Form 1-A Submitted January 10, 2023
CIK No. 0001881767

Dear Ms. Bednarowski and Mr. Brown:

On behalf of Spirits Capital Corporation. (the “Company”), we have set forth below responses to the comments of the staff (the “Staff”) of the Securities and Exchange Commission (the “SEC”) contained in its letter dated February 9, 2023 with respect to the Company’s Draft Registration Statement on Form 1-A (the “Form 1-A”) as noted above. We are also submitting our amended draft Form 1-A offering statement (the “Amendment No. 3”) with this letter.

For your convenience, the text of the Staff’s comments is set forth below in bold, followed in each case by the Company’s responses. Please note that all references to page numbers in the responses are references to the page numbers in the Form 1-A submitted concurrently with the submission of this letter in response to the Staff’s comments.

Amendment No. 2 to Draft Offering Statement on Form 1-A General

1.	Refer to your response to comment 31. Please expand the disclosure in your Business section to give a materially complete picture of the operations and planned operations of your subsidiaries so that investors in your common stock understand how the company intends to earn revenue from its operations. While material disclosure regarding the issuance of securities by those businesses is important to investors, you should also describe the other material aspects of those businesses.

Response: In response to this comment, the Company respectfully advises the Staff that it has added the requested disclosures on p. [31] of the Form 1-A to clarify that the Company currently has one operating wholly owned subsidiary, Spirits Global, Inc., a Delaware corporation (“SG”). The Company discontinued its plan for operations of its our wholly owned subsidiary, Spirits Whiskey Tokens, Inc., a Wyoming corporation (“SWT”), which originally intended to operate in the cryptocurrency space. The Company no longer has any intention or plans, for the forseeable future, to enter the cryptocurrency space. The SWT subsidiary is dormant, and the Company intends to change its name before using it fornew operations. Further, the Company’s role vis a vis its subsidiaries will be that of a holding company. The Cask Deed Investment Contract aspect of the business is in its early stages. The Company has not launched its other business plans, which are still under development.

2.	Refer to your response to comment 2. Your disclosure on page 6 that you were “planning to operate as a platform administrator for security tokens in the spirits industry but [have] decided . . . not to continue with the plan until it is either dissolved or reintroduced with a revised business plan” appears to be inconsistent with your response letter which states that you “do not plan to transition back to offering any financial instruments related to the cryptocurrency space.” Please revise your offering statement accordingly or advise. To the extent that you may reintroduce your plan to issue security tokens and operate a platform for the security tokens, please revise to disclose the factors you will consider regarding the reintroduction of your plan.

Response: In response to this comment, the Company respectfully advises the Staff that it has deleted references to the security token platform and reintroducing it, referred to in your comment, appearing on on p. 6 of the Form 1-A. The Company has no current plans, and no plans in the foreseeable future, to operate as a platform administrator for security tokens. See also Response to Comment 1.

3.	We note your disclosure on page F-11 that states that your Cask Investment Deeds are “secured by blockchain technology and a Security Agreement.” Please clearly disclose the blockchain technology you have created or intend to create, what functions it will enable, and, to the extent that it is not fully developed, the current stage of development and the estimated time line of when your blockchain technology will be fully developed. Also clarify what you mean by “secured by.”

Response: In response to this comment, the Company respectfully advises the Staff that it has revised its disclosures on page F-11 and throughout the draft offering statement to claify that the the Company uses a distributed ledger, which is a type of database that keeps multiple copies of information in different locations, which it can update consistently. This databse anyone who has access to the copy of the shared ledger to verify the same data (information). This distributed ledger is not a blockchain database.

4.	Refer to your response to comment 3. Please revise your disclosure to discuss how you will ensure that the offers, sales and transfers of the Cask Investment Deeds will comply with the federal securities laws, including the specific exemption from registration upon which you intend to rely. In this regard, we note that your response letter appears to indicate that you will rely on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D. To the extent that you intend to rely on Section 4(a)(2) and Rule 506(b), please tell us why you believe that your plan to advertise the offering of the Cask Investment Deeds through television ads, print ads, social media, digital videos, news letters and influencers is consistent with Section 4(a)(2) and Rule 506(b).

Response: In response to this comment, the Company respectfully advises the Staff that it has deleted references to advertising plans for the Cask Investment Deeds throughout the document. We will be advertising our brand and other services; however, we do not intend to advertise the Cask Investment Deeds unless and until we structure a private offering under Rule 506(c), promulgated under Regulation D. If and when we launch an offering, any advertising or solicitation will be conducted strictly in compliance with Rule 506(c). We concur that advertising is inconsistent with Section 4(a)(2) and Rule 506(b).

5.	Refer to your response to comment 5. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds or reintroduce the plan to issue security tokens and operate a platform for the security tokens, please provide disclosure of any significant market developments material to understanding or assessing your business, financial conditions and results of operations.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly.

6.	To the extent that you intend to reintroduce your plan to offer security tokens and operate a platform for the security tokens in the future, please revise your offering statement to address comments 2, 12, 13, 14 to 21, 26 and 27 of our letter dated December 23, 2022 so that investors understand your business plans and the risks associated with such plans.

Response: In response to this comment, the Company respectfully advises the Staff that it has no intention of reintroducing the plan to offer security tokens and operate a platform for the security tokens in the future. See Response to Comment Nos. 1 and 2.

Risk Factors, page 10

7.	Refer to your response to comment 7. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds and to the extent that you may reintroduce your plan to issue security tokens and operate a platform for the security tokens, discuss any reputational harm you may face in light of the recent disruption in the crypto asset markets. For example, discuss how market conditions have affected or could affect how your business is perceived by potential investors, counterparties, and regulators, and whether there is or could be a material impact on your operations or financial condition.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly.

8.	Refer to your response to comment 9. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds and to the extent that you may reintroduce your plan to issue security tokens and operate a platform for the security tokens, describe any material risks related to safeguarding your, your affiliates’, or your investors’ crypto assets. Describe any material risks to your business and financial condition if your policies and procedures surrounding the safeguarding of crypto assets, conflicts of interest, or comingling of assets are not effective.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly.

9.	Refer to your response to comment 8. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds and to the extent that you may reintroduce your plan to issue security tokens and operate a platform for the security tokens, describe any material risks to your business from the possibility of regulatory developments related to crypto assets and crypto asset markets. Identify material pending crypto legislation or regulation and describe any material effects it may have on your business, financial condition, and results of operations.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly.

10.	Refer to your response to comment 10. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds and to the extent that you may reintroduce your plan to issue security tokens and operate a platform for the security tokens, to the extent material, describe any gaps your board or management have identified with respect to risk management processes and policies in light of current crypto asset market conditions as well as any changes they have made or would have to make to address those gaps.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly.

11.	Refer to your response to comment 11. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds and to the extent that you may reintroduce your plan to issue security tokens and operate a platform for the security tokens, to the extent material, describe any of the following risks due to disruptions in the crypto asset markets:

●	Risk from depreciation in your stock price.

●	Risk of loss of customer demand for your products and services.

●	Financing risk, including equity and debt financing.

●	Risk of increased losses or impairments in your investments or other assets.

●	Risks of legal proceedings and government investigations, pending or known to be threatened, in the United States or in other jurisdictions against you or your affiliates.

●	Risks from price declines or price volatility of crypto assets.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly.

Business, page 23

12.	Refer to your response to comment 25. We note that you had agreements with third-party contractors or organizations in connection with your plans to operate an Ethereum based token platform and Securitized Tokens monitoring program. To the extent that any of these agreements have not yet been terminated, please disclose the material terms of the agreements, including the term and termination provisions.

Response: In response to this comment, the Company respectfully advises the Staff that the Company has no agreements with third party contractors currently in effect. Any such agreements are terminated. The Company has no obligations to third-party contractors or organizations in connection with the discontinued business plan.

13.	Refer to your response to comment 28. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds and to the extent that you may reintroduce your plan to issue security tokens and operate a platform for the security tokens, to the extent material, discuss how the bankruptcies of certain crypto asset market participants and the downstream effects of those bankruptcies have impacted or may impact your business, financial condition, and counterparties, either directly or indirectly.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly.

14.	Refer to your response to comment 29. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds or may reintroduce the plan to issue security tokens and operate a platform for the security tokens, if material to an understanding of your business, describe any direct or indirect exposures to other counterparties, customers, custodians, or other participants in crypto asset markets known to:

●	Have filed for bankruptcy, been decreed insolvent or bankrupt, made any assignment
●	for the benefit of creditors, or have had a receiver appointed for them.
●	Have experienced excessive redemptions or suspended redemptions or withdrawals of crypto assets.
●	Have the crypto assets of their customers unaccounted for.
●	Have experienced material corporate compliance failures.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly.

15.	In this section, describe in material detail what you mean by the statement on page 20 that your “plan of operations is to create a financial technology platform that enables the Company’s subsidiary, SG to serve as the sponsor and to facilitate alternative investments in the spirits industry,” clarifying whether this will be a revenue generating activity, and if so, how it will generate revenues.

Response: In response to this comment, the Company respectfully advises the Staff that it has removed references to such a platform from the draft offering statement and clarified its disclosures. The Company is not creating a financial technology platform that enables the Company’s subsidiary, SG to serve as the sponsor and to facilitate alternative investments in the spirits industry.

16.	Refer to your response to comment 30. To the extent that you intend to use blockchain technology in connection with your Cask Investment Deeds or may reintroduce the plan to issue security tokens and operate a platform for the security tokens, if material to an understanding of your business, discuss any steps you take to safeguard your customers’ crypto assets and describe any policies and procedures that are in place to prevent self- dealing and other potential conflicts of interest. Describe any policies and procedures you have regarding the commingling of assets, including customer assets, your assets, and those of affiliates or others. Identify what material changes, if any, have been made to your processes in light of the current crypto asset market disruption.

Response: In response to this comment, the Company respectfully advises the Staff that does not intend to use blockchain technology in connection with its Cask Investment Deeds. Further, the Company does not intend to reintroduce the plan to issue security tokens and operate a platform for the security tokens. The Company has revised the draft offering statement accordingly

We trust that the above is sufficiently responsive to your comments.

Should you have any questions relating to the foregoing or wish to discuss any aspect of the Company’s filing, please contact our counsel Ruba Qashu, Partner, Barton LLP at 949-355-5405.

Sincerely,

Spirits Capital Corporation

/s/Todd Sanders
Todd Sanders
Chief Executive Officer and Chairman